                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-64844

                             SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED FEBRUARY 27, 2003)
                             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 5,
                             2004

        PARTIALLY-PROTECTED GOLD LINKED SECURITIES

        UBS AG $    -    90% PRINCIPAL PROTECTED NOTES LINKED TO
        GOLD BULLION DUE     -    , 2005

           Issuer:                     UBS AG
           Maturity Date:                 -   , 2005
           Term:                       364 days.
           Coupon:                     We will not pay you interest during the term of the Notes.
           Underlying Commodity:       The Notes are linked to the market price of gold.
           Maximum Return:             -  % total return, or $  -  for each $1,000 principal amount of Notes.

           Payment at Maturity:      You will receive a cash payment at maturity that is based on the Ending Price relative to the Starting Price:
                                     + If the Ending Price is equal to or greater than $   -
                                       (the "Capped Return Price"), you will receive your principal
                                       amount, plus the maximum return of    -   %, which will be
                                       set, together with the Capped Return Price, on    -   ,
                                       2004 (the "trade date"). THEREFORE, THE MAXIMUM PAYMENT AT
                                       MATURITY FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES
                                       WILL BE $   -   .
                                     + If the Ending Price is greater than the Starting Price,
                                       $   -   , but less than the Capped Return Price, you will
                                       receive 90% of your principal amount, plus an additional
                                       2.5% of your principal amount for every 1% that the
                                       Commodity Return exceeds 0%. AS A RESULT, YOU WILL RECEIVE
                                       BETWEEN 90% AND    -   % (THE MAXIMUM PAYOUT) OF THE
                                       PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY. IF THE MARKET
                                       PRICE OF GOLD APPRECIATES LESS THAN 4% BETWEEN THE TRADE
                                       DATE AND THE FINAL VALUATION DATE, YOU WILL LOSE BETWEEN
                                       0% AND 10% OF YOUR PRINCIPAL.
                                     + If the Ending Price is less than or equal to the Starting
                                       Price, you will receive 90% of your principal amount.
                                       ACCORDINGLY, YOU WILL LOSE 10% OF YOUR PRINCIPAL.
                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-4 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-15.

           Commodity Return:          Ending Price - Starting Price
                                     ----
                                     Starting Price

           Starting Price:           $   -   , the gold spot price on the trade date.
           Ending Price:             The gold spot price on the final valuation date, as
                                     described in this prospectus supplement.
           Booking Branch:           UBS AG, Jersey Branch
           Calculation Agent:        UBS Securities LLC
           CUSIP Number:                -

        SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to     Underwriting     Proceeds to
                                           Public        Discount         UBS AG
           Per Note
           Total

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.
        Prospectus Supplement dated March  - , 2004               [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PARTIALLY-PROTECTED GOLD LINKED SECURITIES?

The Partially-Protected Gold Linked Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the market price of gold. You will receive a cash payment at maturity that is based on the change in the market price of gold between the trade date and the final valuation date, as described below:

+  If the Ending Price is equal to or greater than $   -   (the "Capped Return
   Price"), you will receive your principal amount, plus the maximum return of
      -   %. THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $1,000
   PRINCIPAL AMOUNT OF YOUR NOTES WILL BE $   -   .

+  If the Ending Price is greater than the Starting Price, $   -   , but less
   than the Capped Return Price, you will receive 90% of your principal amount, plus an additional 2.5% of your principal amount for every 1% that the Commodity Return exceeds 0%. AS A RESULT, YOU WILL RECEIVE BETWEEN 90% AND
      - % (THE MAXIMUM PAYOUT) OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY. IF THE MARKET PRICE OF GOLD APPRECIATES LESS THAN 4% BETWEEN THE TRADE DATE AND THE FINAL VALUATION DATE, YOU WILL LOSE BETWEEN 0% AND 10% OF YOUR PRINCIPAL.

+ If the Ending Price is less than or equal to the Starting Price, you will receive 90% of your principal amount. ACCORDINGLY, YOU WILL LOSE 10% OF YOUR PRINCIPAL.

The "Starting Price" will be determined by the calculation agent and will equal
$   -   , the gold spot price on    -   , 2004, the trade date.

The "Capped Return Price" will be determined by the calculation agent on the trade date, and will be approximately $50 higher than the Starting Price.

The "Ending Price" will equal the gold spot price on the final valuation date, as described in this prospectus supplement.

The "gold spot price" means the afternoon fixing price for one troy ounce of ..995 gold expressed in U.S. dollars, as determined by the London Gold Market. This price is also referred to as the "London P.M. Fixing Price." For more information on the London P.M. Fixing Price, see "Operation of the Gold Bullion Market" on page S-12.

The "London Gold Market" means the market in London on which the members of the London Bullion Market Association, or its successors ("LBMA"), quote prices for the buying and selling of gold.

"gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

The "Commodity Return" measures the change in the market price of gold based on the Ending Price relative to the Starting Price, expressed as a percentage, and is calculated as follows:

                    Ending Price - Starting Price
Commodity Return =  -----------------------------
                           Starting Price

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-15.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the opportunity to participate in the potential appreciation in the market price of gold through an investment in
   the Notes, subject to the maximum return on the Notes of    -   %.

+ PARTIAL PRINCIPAL PROTECTION--At maturity, you will receive at least 90% of your principal amount, or $900 per $1,000 principal amount of the Notes, even if the market price of gold declines or the Ending Price is substantially less than the Starting Price. However, an investment in the Notes does not protect 100% of your principal at maturity if the market price of gold remains unchanged or even increases slightly. In order for an investor to receive the full principal amount of their Notes at maturity, the market price of gold must increase by 4%, which would require the Ending Price to
   equal $   -   .

+ MINIMUM INVESTMENT--$1,000 principal amount per Note and integral multiples of $1,000 thereof for any purchase in the initial offering of the Notes.

+  U.S. DOLLAR DENOMINATED--The Notes trade and are settled in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-8.

+ AT MATURITY, YOU MAY LOSE UP TO 10% OF YOUR PRINCIPAL--The full principal amount of your Notes is not protected against a decline in the market price of gold. You will lose 10% of the principal amount of your Notes if the market price of gold declines or remains unchanged from the trade date to the final valuation date. In addition, in order to receive 100% of your principal investment at maturity, the market price of gold must increase by 4%, which
   would require the Ending Price to equal $   -   .

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

+  YOU WILL NOT RECEIVE MORE THAN THE MAXIMUM RETURN AT MATURITY--Because the
   maximum return on the Notes is    -   %, the maximum cash payment per $1,000
   principal amount of the Notes at maturity will be $   -   . You will not
   participate in any increase in the market price of gold above the maximum return at maturity.

+ PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have the benefit of partial principal protection from any decline in the market price of gold in excess of 10%. You should be willing to hold your Notes to maturity.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that the market price of gold will increase over the term of the Notes and that such increase is likely to exceed 4% (i.e., the percentage increase necessary to result in a return of

   100% of your principal amount), but is unlikely to greatly exceed the
      -   % maximum return on the Notes at maturity.

+ You seek an investment that offers partial principal protection when the Notes are held to maturity.

+  You are willing to hold the Notes to maturity.

+  You seek an investment with a return linked to the market price of gold.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You seek current income from your investment.

+  You seek an investment that is 100% principal protected.

+ You seek an investment that offers the possibility to participate in the full increase in the market price of gold.

+ You believe that the market price of gold is likely to decline or remain unchanged over the term of the Notes, or you believe that the market price of gold will increase over the term of the Notes and that such increase will be
   in an amount greater than the    -   % maximum return on the Notes at
   maturity.

+  You seek an investment for which there will be an active secondary market.

+  You are unable or unwilling to hold the Notes until maturity.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-23.

In general, if you are an initial purchaser of the Notes, you should recognize ordinary income upon maturity in an amount equal to the excess, if any, of the amount you receive with respect to your Notes at such time over the amount you paid for your Notes. In addition, any loss you recognize with respect to your Notes due to receiving less than what you paid for your Notes at maturity and any gain or loss you recognize upon the sale or exchange of your Notes prior to the final valuation date should likely be treated as short-term capital gain or loss. If you are a secondary purchaser of the Notes, you should be treated in the same manner as initial purchasers except that all or a portion of any gain you recognize upon the maturity of your Notes should likely be treated as short-term capital gain to the extent of the excess, if any, of the principal amount of the Notes over the amount you paid for the Notes.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Ending Price relative to the Starting Price.

+  If the Ending Price is equal to or greater than $   -   , the Capped Return
   Price, you will receive $   -   for each $1,000 principal amount of your
   Notes. Even if the Ending Price substantially exceeds the Capped Return Price, your payment at maturity will be capped at this amount.

+  If the Ending Price is less than or equal to $   -   , the Starting Price,
   you will receive $900 for each $1,000 principal amount of your Notes. Even if the Ending Price is substantially less than the Starting Price, you will receive this amount at maturity.

+ If the Ending Price is greater than the Starting Price, but less than the Capped Return Price, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE COMMODITY RETURN.

          The Commodity Return is the difference between the market price of gold on the final valuation date relative to the Starting Price, expressed as a percentage, calculated as follows:

                                         Ending Price - Starting Price
                 Commodity Return  =    -------------------------------
                                                Starting Price

STEP 2:  CALCULATE THE ADJUSTED PAYOUT ON THE NOTES.

          The Adjusted Payout is based on the Commodity Return:

               Adjusted Payout = 90% + (2.5 X Commodity Return)

STEP 3:  CALCULATE THE CASH PAYMENT AT MATURITY.

          Payment at maturity = [90% + (2.5 X Commodity Return)] X principal amount of the Notes

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Starting Price:(1)                                    $406.00
Capped Return Price:(2)                               $456.00
Principal amount of the Notes:                         $1,000
Maximum total return on the Notes:                       20.7%
Maximum payment at Maturity:                        $1,207.00

------------

(1) The Starting Price represents the market price of gold that the Ending Price must be less than or equal to in order for an investor to receive the minimum return, which is 90% of the principal amount of the Notes at maturity.

(2) The Capped Return Price represents the market price of gold that the Ending Price must be equal to or greater than in order for an investor to receive the maximum return on the Notes.

LOSS OUTCOMES:

EXAMPLE 1--THE ENDING PRICE IS $397.88 ON THE FINAL VALUATION DATE, BELOW THE STARTING PRICE OF $406.00

Since the Ending Price is below the Starting Price of $406.00, 90% of your investment is protected.

Your total cash payment at maturity would therefore be $900 (a 10% loss) which includes:

+  Principal amount                                         $1,000.00

+  Minimum Payout (100% of principal amount less 10%
   Maximum Loss).                                                 90%
                                                            ---------
                              PAYMENT AT MATURITY:            $900.00    (90% of $1,000, the minimum
                                                            =========
                                                                         payment on the Notes)
                              LOSS                            $100.00
                                                            =========

EXAMPLE 2--THE ENDING PRICE IS $414.12 ON THE FINAL VALUATION DATE, A 2% INCREASE FROM THE STARTING PRICE OF $406.00.

Since the Ending Price is above the Starting Price of $406.00, but below the Capped Return Price of $456.00, you will receive 90% of your principal amount, plus 2.5% of your principal amount for every 1% the Commodity Return is above 0%.

                     414.12 - 406.00
Commodity Return:    ---------------   =   2%
                         406.00

Adjusted Payout: 90% + (2.5 X Commodity Return) = 95%

Your total cash payment at maturity would therefore be $950 (a 5% loss) which includes:

+  Principal amount                                         $1,000.00

+  Adjusted Payout                                                95%
                                                            ---------
                              PAYMENT AT MATURITY:            $950.00    (95% of $1,000)
                                                            =========
                              LOSS                             $50.00
                                                            =========

BREAKEVEN OUTCOME:

EXAMPLE 3--THE ENDING PRICE IS $422.24 ON THE FINAL VALUATION DATE, A 4% INCREASE FROM THE STARTING PRICE OF $406.00.

Since the Ending Price is above the Starting Price of $406.00, but below the Capped Return Price of $456.00, you will receive 90% of your principal amount, plus 2.5% of your principal amount for every 1% the Commodity Return is above 0%. As demonstrated below, the Ending Price must increase by 4% for an investor to receive the full $1,000 principal amount of the Notes at maturity.

                     422.24 - 406.00
Commodity Return:    ---------------   =   4%
                         406.00

Adjusted Payout: 90% + (2.5 X Commodity Return) = 100%

Your total cash payment at maturity would therefore be $1,000 (a 0% return on investment) which includes:

+  Principal amount                                         $1,000.00

+  Adjusted Payout                                               100%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,000.00    (100% of $1,000)
                                                            =========
                              LOSS/INCOME                       $0.00
                                                            =========

GAIN OUTCOMES:

EXAMPLE 4--THE ENDING PRICE IS $438.48 ON THE FINAL VALUATION DATE, AN 8% INCREASE FROM THE STARTING PRICE OF $406.00.

Since the Ending Price is above the Starting Price of $406.00, but below the Capped Return Price of $456.00, you will receive 90% of your principal amount, plus 2.5% of your principal amount for every 1% the Commodity Return is above 0%.

                     438.48 - 406.00
Commodity Return:    ---------------   =   8%
                         406.00

Adjusted Payout: 90% + (2.5 X Commodity Return) = 110.00%

Your total cash payment at maturity would therefore be $1,100 (a 10% total return on investment) which includes:

+  Principal Amount                                         $1,000.00

+  Adjusted Payout                                               110%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,100.00    (110% of $1,000)
                                                            =========
                              INCOME                          $100.00
                                                            =========

EXAMPLE 5--THE ENDING PRICE IS $462.84 ON THE FINAL VALUATION DATE, A 14% INCREASE FROM THE STARTING PRICE OF $406.00

Since the Ending Price is above the Capped Return Price of $456.00, you will receive the maximum return on the Notes and will not participate in the full increase in the market price of gold.

Your total cash payment at maturity would therefore be limited to $1,207 (a 20.7% total return over a 364-day investment) which includes:

+  Principal amount                                         $1,000.00

+  Maximum Payout (100% of principal amount + 20.7%
   Maximum Total Return)                                       120.7%
                                                            ---------
                              PAYMENT AT MATURITY           $1,207.00
                                                            =========
                              INCOME                          $207.00
                                                            =========

HYPOTHETICAL PERFORMANCE AT MATURITY

                              (Performance Graph)

                        % CHANGE FROM THE         TOTAL AMOUNT      TOTAL RATE OF
  HYPOTHETICAL        HYPOTHETICAL STARTING        PAYABLE AT         RETURN ON
ENDING GOLD PRICE   PRICE TO THE ENDING PRICE   MATURITY PER NOTE     THE NOTES
     304.50                    -25%                  $  900            -10.0%
     324.80                    -20%                  $  900            -10.0%
     345.10                    -15%                  $  900            -10.0%
     365.40                    -10%                  $  900            -10.0%
     385.70                     -5%                  $  900            -10.0%
     389.76                     -4%                  $  900            -10.0%
     393.82                     -3%                  $  900            -10.0%
     397.88                     -2%                  $  900            -10.0%
     401.94                     -1%                  $  900            -10.0%
     406.00                      0%                  $  900            -10.0%
     410.06                      1%                  $  925             -7.5%
     414.12                      2%                  $  950             -5.0%
     418.18                      3%                  $  975             -2.5%
     422.24                      4%                  $1,000              0.0%
     426.30                      5%                  $1,025              2.5%
     430.36                      6%                  $1,050              5.0%
     438.48                      8%                  $1,100             10.0%
     446.60                     10%                  $1,150             15.0%
     454.72                     12%                  $1,200             20.0%
     456.00                  12.32%                  $1,207             20.7%
     462.84                     14%                  $1,207             20.7%
     470.96                     16%                  $1,207             20.7%

------------
Values have been rounded for ease of analysis.

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the market price of gold. Investing in the Notes is NOT equivalent to investing directly in gold. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE UP TO 10% OF YOUR PRINCIPAL

The full principal amount of your Notes is not protected against a decline in the value of gold. You will lose 10% of the principal amount of your Notes if the market price of gold declines or remains unchanged from the trade date to the final valuation date. In addition, in order to receive 100% of your principal investment at maturity, the value of gold must increase by 4%, which
would require the Ending Price to equal $   -   .

Accordingly, you may lose up to 10% of your principal.

See "How will your payment at maturity be calculated?" on page S-4.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PARTIALLY PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 90% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to partial principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS    -   %

Your payment at maturity is based on the change in the market price of gold. If the Ending Price is greater than or equal to the Capped Return Price of
$   -   , your payment at maturity will be limited to the maximum total return
on the Notes of    -   %. Therefore, your ability to participate in any increase
in the market price of gold through an investment in the Notes is limited
because the amount that you receive at maturity will never exceed $   -   .

THE MARKET PRICE OF GOLD WILL AFFECT THE MARKET VALUE OF THE NOTES

We expect that generally the market value of the Notes will depend primarily on the market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things:

+  the structure of and confidence in the global monetary system;

+  expectations of the future rate of inflation;

+ the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;

+  interest rates and gold borrowing and lending rates; and

+ global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

+  industrial and jewelry demand;

RISK FACTORS
--------------------------------------------------------------------------------

+ lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;

+  levels of gold production and production costs; and

+ short-term changes in supply and demand because of trading activities in the gold market.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes may trade differently from the market price of gold, and changes in the market price of gold may not result in comparable changes in the market value of your Notes.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of the Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of gold and the frequency and magnitude of changes in the market price of gold will affect the market value of the Notes more than any other single factor. See "Risk Factors--The market price of gold will affect the market value of the Notes" on page S-8. Other factors that may influence the market value of the Notes include, but are not limited to:

+  interest rates in the market;

+  the time remaining to the maturity of the Notes;

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker; and

+  the creditworthiness of UBS.

These factors, among others, may influence the price you will receive if you sell your Notes prior to maturity. See also "Value of the Notes" on page S-14.

HISTORICAL PERFORMANCE OF THE MARKET PRICE OF GOLD SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE MARKET PRICE OF GOLD DURING THE TERM OF THE NOTES

It is impossible to predict whether the market price of gold will rise or fall. The market price of gold will be influenced by complex and interrelated political, economic, financial and other factors. See

RISK FACTORS
--------------------------------------------------------------------------------

"The market price of gold will affect the market value of the Notes" and "The market value of the Notes may be influenced by unpredictable factors" above.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-21, we or one or more of our affiliates may hedge our obligations under the Notes by purchasing options or futures on gold, exchange-traded funds or other derivative instruments with returns linked to or related to changes in the market price of gold. We may adjust any of these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the market price of gold and, therefore, the market value of the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes may decline.

We or one or more of our affiliates may also engage in trading in instruments linked to the market price of gold on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. In addition, in its capacity as a market-making member of the London Bullion Market Association, UBS quotes prices for the buying and selling of gold for spot and forward delivery on a daily basis. Any of these activities could adversely affect the market price of gold and, therefore, the market value of the Notes. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the market price of gold. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to gold that are not for the account of holders of the Notes or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the Notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on gold or companies related to the gold industry. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of gold and, therefore, the market value of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-20. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Ending Price has occurred on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

RISK FACTORS
--------------------------------------------------------------------------------

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND UBS IN ITS CAPACITY AS A MARKET-MAKING MEMBER OF THE LONDON BULLION MARKET ASSOCIATION

In its capacity as a market-making member of the LBMA, UBS quotes prices for buying and selling of gold for spot and forward delivery on a daily basis. As described below, if a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the Ending Price based on quotations provided by at least three major gold bullion dealers that are members of the LBMA. Accordingly, in determining the Ending Price, the calculation agent may rely in part on a quotation provided by UBS in its capacity as a market-making member of the LBMA. This may present a conflict between our obligations as a market-making member of the LBMA and your interests as a holder of the Notes.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the calculation agent will determine the Ending Price based on quotations provided by at least three major gold bullion dealers that are members of the London Bullion Market Association, which we refer to as "reference dealers." If the calculation agent is unable to determine the Ending Price on the basis of quotations provided by reference dealers, then the calculation agent will use the Ending Price on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the Ending Price is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the Ending Price that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-17.

--------------------------------------------------------------------------------

OPERATION OF THE GOLD BULLION MARKET

The following discussion of the operation of the gold bullion market is based on publicly available information and is provided for informational purposes only. You should make your own investigation into the gold bullion market in determining whether the Notes are a suitable investment for you.

The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the London Bullion Market Association ("LBMA"), whose membership represents all sectors of the gold bullion market. The LBMA is currently comprised of 60 members, of which 10 are market-making members, plus a number of associate members around the world. UBS is currently a market-making member of the LBMA.

Twice daily during London trading hours there is a "fixing" which provides reference gold prices for that day's trading. Formal participation in the London fixing is traditionally limited to five marketmaking members of the LBMA. These members meet each London business day at 10:30 a.m., to determine the London A.M. Fixing Price, and at 3:00 p.m., to determine the London P.M. Fixing Price, at the offices of the fixing chairman, currently NM Rothschild & Sons Limited. The other four members of the fixing are currently The Bank of Nova Scotia--ScotiaMocatta, Deutsche Bank AG, HSBC Bank USA and Societe Generale.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. The gold price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media.

The London Fixing Price is the most widely used benchmark for daily gold prices. As described under "Specific Terms of the Notes" beginning on page S-15, the
Starting Price of $   -   is based on the London P.M. Fixing Price on the trade
date, and the Ending Price will be based on the London P.M. Fixing Price on the final valuation date.

HISTORICAL GOLD PRICES

The market for gold bullion is global and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other events. In addition, gold prices may be affected by industry factors such as industrial and jewelry demand; lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold; levels of gold production and production costs; and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. See "Risk Factors" beginning on page S-8.

OPERATION OF THE GOLD BULLION MARKET
--------------------------------------------------------------------------------

The following table sets forth the historical monthly average values of the London P.M. Fixing Price for each month from January 1975 through February 2004. PAST MOVEMENTS OF THE LONDON P.M. FIXING PRICE ARE NOT NECESSARILY INDICATIVE OF THE FUTURE LONDON P.M. FIXING PRICE AND NO ASSURANCE CAN BE GIVEN THAT THE LONDON P.M. FIXING PRICE WILL NOT DECREASE IN THE FUTURE.

                        (LONDON P.M. FIXING PRICE GRAPH)

     Source: The Wall Street Journal

     On March 4, 2004, the London P.M. Fixing Price was $392.00 per ounce.

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. Your cash payment at maturity is based on the change in the market price of gold:

+  If the Ending Price is equal to or greater than $   -   , the Capped Return
   Price, you will receive your principal amount, plus the maximum total return
   of    -   %. THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $1,000
   PRINCIPAL AMOUNT OF YOUR NOTES WILL BE $   -   .

+  If the Ending Price is greater than the Starting Price, $   -   , but less
   than the Capped Return Price, or $   -   , you will receive 90% of your
   principal amount, plus an additional 2.5% of your principal amount for every 1% that the Commodity Return exceeds 0%. AS A RESULT, YOU WILL RECEIVE
   BETWEEN 90% AND    -   % (THE MAXIMUM PAYOUT) OF THE PRINCIPAL AMOUNT OF YOUR
   NOTES AT MATURITY. IF GOLD APPRECIATES LESS THAN 4% BETWEEN THE TRADE DATE AND THE FINAL VALUATION DATE, YOU WILL LOSE BETWEEN 0% AND 10% OF YOUR PRINCIPAL.

+  If the Ending Price is less than or equal to the Starting Price, or $   -   ,
   you will receive 90% of your principal amount, or $900 for each $1,000 principal amount of your Notes. ACCORDINGLY, YOU WILL LOSE 10% OF YOUR PRINCIPAL.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-15.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the market price of gold on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

MINIMUM INVESTMENT; DENOMINATION

In the initial offering of the Notes, we will offer the Notes in a minimum denomination of $1,000 and integral multiples of $1,000 thereof.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Ending Price relative to the Starting Price:

+ If the Ending Price is equal to or greater than $   -   , the Capped Return
Price, you will receive $   -   for each $1,000 principal amount of your Notes.
Even if the Ending Price substantially exceeds the Capped Return Price, your payment at maturity will be capped at this amount.

+ If the Ending Price is less than or equal to $   -   , the Starting Price, you
will receive $900 for each $1,000 principal amount of your Notes. Even if the Ending Price is substantially less than the Starting Price, you will receive this amount at maturity.

+ If the Ending Price is greater than the Starting Price, but less than the Capped Return Price, you will receive 90% of your principal amount, plus an additional 2.5% of your principal amount for every 1% that the Commodity Return exceeds 0%. AS A RESULT, YOU WILL RECEIVE BETWEEN 90% AND - % (THE MAXIMUM PAYOUT) OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY. IF THE MARKET PRICE OF GOLD APPRECIATES LESS THAN 4% BETWEEN THE TRADE DATE AND THE FINAL VALUATION DATE, YOU WILL LOSE BETWEEN 0% AND 10% OF YOUR PRINCIPAL.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the Ending Price is greater than the Starting Price, but less than the Capped Return Price, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE COMMODITY RETURN.

          The Commodity Return is the difference between the market price of gold on the final valuation date relative to the Starting Price, expressed as a percentage, calculated as follows:

                                        Ending Price - Starting Price
                 Commodity Return  =    -----------------------------
                                               Starting Price

STEP 2:  CALCULATE THE ADJUSTED PAYOUT ON THE NOTES.

          The Adjusted Payout is based on the Commodity Return:

               Adjusted Payout = 90% + (2.5 X Commodity Return)

STEP 3:  CALCULATE THE CASH PAYMENT AT MATURITY.

          Payment at maturity = [90% + (2.5 X Commodity Return)] X principal amount of the Notes

On the trade date, we will determine the Capped Return Price, the Starting Price and the maximum return on the Notes, which will be disclosed to you in the final prospectus supplement delivered in connection with the sale of the Notes.

For purposes of this section, the following terms shall have the meanings set forth below:

The "Starting Price" will be determined by the calculation agent and will equal
$   -   , the gold spot price on    -   , 2004, the trade date.

The "Capped Return Price" will be determined by the calculation agent on the trade date, and will be approximately $50 higher than the Starting Price.

The "Ending Price" will be determined by the calculation agent and will equal the gold spot price on the final valuation date.

The "gold spot price" means the afternoon fixing price for one troy ounce of ..995 gold, expressed in U.S. dollars, as determined by the London Gold Market. This price is also referred to as the "London P.M. Fixing Price." For more information on the London P.M. Fixing Price, see "Operation of the Gold Bullion Market" on page S-12.

The "London Gold Market" means the market in London on which the members of the London Bullion Market Association, or its successors ("LBMA"), quote prices for the buying and selling of gold.

"gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

A "Gold Trading Day" means any business day on which the London Gold Market is open for trading and the gold spot price is calculated and published.

MATURITY DATE

The maturity date will be              -   , 2005 unless that day is not a
business day, in which case the maturity date will be the next following business day.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

FINAL VALUATION DATE

The final valuation date will be the fifth Gold Trading Day prior to    -   ,
2005, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the next Gold Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed more than three business days, as described below under "--Market Disruption Event."

MARKET DISRUPTION EVENT

As described above, the calculation agent will determine your payment at maturity, which will be based on the Ending Price relative to the Starting Price. If a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the Ending Price based on quotations provided by at least three major gold bullion dealers that are members of the London Bullion Market Association, which we refer to as "reference dealers." If the calculation agent is unable to determine the Ending Price on the basis of quotations provided by reference dealers, then the calculation agent will use the gold spot price on the next Gold Trading Day on which no market disruption event occurs or is continuing to determine the Ending Price. In no event, however, will the final valuation date be postponed by more than three business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If it is not possible to determine the Ending Price at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the Ending Price that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in gold bullion on the London Gold Market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in gold futures or option contracts in the primary market for those instruments, as determined by the calculation agent in its sole discretion

+ the failure of the London Gold Market to announce or publish the London P.M. Fixing Price prior to or on the final valuation date, or a temporary or permanent discontinuance or unavailability of the London P.M. Fixing Price

+ in any other event, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in gold option or futures contracts.

For this purpose, an "absence of trading" in the primary securities market on which gold option or futures contracts are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ALTERATION OF METHOD OF REPORTING THE LONDON P.M. FIXING PRICE

If the calculation agent determines that the method of reporting the London P.M. Fixing Price has been changed at any time in any respect that causes it not to fairly represent the London P.M. Fixing Price had such changes not been made, then the calculation agent may, on the final valuation date, make adjustments in the determination of the Ending Price that it believes are appropriate to ensure that the Ending Price used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the gold spot price may be made by the calculation agent in its sole discretion.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Commodity Return, the Starting Price, the Ending Price, market disruption events, Gold Trading Days and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities linked to the market price of gold and listed and/or over-the-counter options and/or futures on gold prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may take or dispose of positions in listed or over-the-counter options and/or futures or other instruments based on the market price of gold.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of instruments designed to track the market price of gold.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" beginning on page S-8 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF DECEMBER 31, 2003 (UNAUDITED)                             CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  120,237    96,976
                                                              -------   -------
  Total Debt................................................  120,237    96,976
Minority Interest(2)........................................    4,073     3,285
Shareholders' Equity........................................   35,446    28,589
                                                              -------   -------
Total capitalization........................................  159,756   128,850
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.80654

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain Swiss and United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below constitutes the opinion of our United States tax counsel, Sullivan & Cromwell LLP, as to the material United States federal income tax consequences of ownership of your Notes. The discussion below supplements the discussion under "U.S. Tax Considerations" in the accompanying prospectus with respect to United States holders (as defined in that section of the prospectus) and is subject to the limitations and exceptions presented there. In addition, the discussion below only addresses the United States federal income tax consequences applicable to holders that are subject to the cash basis method of accounting for United States federal income tax purposes.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD CURRENTLY BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, CERTAIN ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND OTHER TAX LAWS TO YOUR INVESTMENT IN THE NOTES.

Initial Purchasers. If you are an initial purchaser of Notes, you should recognize ordinary income, if any, upon the maturity of your Notes in an amount equal to the excess, if any, of the amount you receive with respect to your Notes at such time over the amount you paid for your Notes. If the amount you receive with respect to your Notes at such time is less than the amount you paid for your Notes, you should recognize a short-term capital loss in an amount equal to such difference.

Upon a sale or exchange of your Notes, you should recognize gain or loss in an amount equal to the difference between the amount you paid for your Notes and the amount received by you upon such sale or exchange. Although the matter is not free from doubt, such gain or loss should likely be treated as short-term capital gain or loss (except for any gain you recognize upon a sale or exchange of your Notes on or after the final valuation date which will likely be treated as ordinary income).

Secondary Purchasers. If you are a secondary purchaser of Notes, you should be treated in the same manner as described above with respect to initial purchasers except that any gain you recognize upon the maturity of your Notes should likely be treated as short-term capital gain to the extent of the excess, if any, of the principal amount of your Notes over the amount you paid for your Notes.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you hold Notes as a private individual and are a resident for tax purposes in Switzerland, you should consult with your own tax advisor. We expect that your investment in Notes will be treated, for Swiss income tax purposes, as a holding of index certificate on precious metals. Hence, you should be able to treat any gains or losses realized upon the sale, redemption or repayment of Notes as tax-free capital gains or non-deductible losses, respectively, unless you are qualified as a professional dealer of securities. If you are a corporate investor or an individual who holds Notes as business property, you will have to include any gains or losses realized in respect of the Notes in your taxable income.

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ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 0.75% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-8
Operation of the Gold Bullion Market..  S-12
Value of the Notes....................  S-14
Specific Terms of the Notes...........  S-15
Use of Proceeds and Hedging...........  S-21
Capitalization of UBS.................  S-22
Supplemental Tax Considerations.......  S-23
ERISA Considerations..................  S-25
Supplemental Plan of Distribution.....  S-26

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................     9
Capitalization of UBS.................     9
UBS...................................    10
Use of Proceeds.......................    12
Description of Debt Securities We May
  Offer...............................    13
Description of Warrants We May Offer..    35
Legal Ownership and Book-Entry
  Issuance............................    52
Considerations Relating to Indexed
  Securities..........................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    61
U.S. Tax Considerations...............    64
Tax Considerations Under the Laws of
  Switzerland.........................    75
ERISA Considerations..................    77
Plan of Distribution..................    78
Validity of the Securities............    81
Experts...............................    81

[UBS LOGO]

Partially-Protected
Gold Linked Securities

UBS AG $    -    90% PRINCIPAL PROTECTED NOTES LINKED TO THE GOLD BULLION DUE -,
2005

PROSPECTUS SUPPLEMENT

MARCH  - , 2004
(TO PROSPECTUS DATED FEBRUARY 27, 2003)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.